Exhibit 99.2

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES QUARTERLY DIVIDEND

AND DIRECTOR ELECTIONS

Alpharetta, GA, April 28, 2006. Schweitzer-Mauduit International, Inc. (NYSE: SWM) held its annual meeting of stockholders on April 27, 2006 and announced a quarterly dividend of fifteen cents ($.15) per share. The Board of Directors declared the dividend payable on June 12, 2006 to stockholders of record on May 15, 2006.

Stockholders reelected two Class II directors to three-year terms expiring in 2009: K. C. Caldabaugh, Principal, Heritage Capital Group, an investment banking firm; and Richard D. Jackson, private investor and Chairman of the Board of ebank Financial Services, Inc. Independent directors continue to constitute a majority of the Company’s Board of Directors. Richard D. Jackson was elected to serve as the lead non-management director for a one-year term expiring in April 2007.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada. For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

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